Exhibit 24.5

POWER OF ATTORNEY

The undersigned director of GATX Corporation, a New York corporation, does hereby constitute and appoint Robert C. Lyons, Deborah A. Golden and William M. Muckian or any of them, attorneys and agents of the udersigned, with full power and authority to sign in such Director's name, and on behalf of GATX Corporation, the Annual Report on Form 10-K for the year ended December 31, 2012, under the Securities Exchange Act of 1934, together with any amendments thereto, hereby ratifying and confirming all that said attorneys and agents and each of them may do by virtue hereof.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand and seal.

/s/  James B. Ream
James B. Ream
Director

Date: 2/12/13